Filed Pursuant to Rule 424(b)(3)
Registration No. 333-82904-10

SUPPLEMENT
To Prospectus Supplement dated May 23, 2002

$746,863,000 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2002-HF1

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
Master Servicer

On May 30, 2002, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2002-HF1 (the “Certificates”) were issued in an original aggregate principal amount of approximately $746,863,000.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of May 1, 2002 by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, The Murrayhill Company, as Credit Risk Manager, and Wells Fargo Bank Minnesota, National Association, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is December 17, 2003.